Exhibit 99.1
ION announces new appointment to its Board of Directors
HOUSTON - June 6, 2019 - ION Geophysical Corporation (NYSE: IO) today announced the election of Ms. Tina Wininger to its Board of Directors, and her appointment to the Audit Committee of the Board, effective June 7, 2019. Ms. Wininger is currently Controller at Next Wave Energy Partners. She is a successful corporate executive with over 20 years’ experience in energy, spanning upstream, midstream and downstream sectors as well as petrochemicals. While her primary responsibility has been public company accounting and reporting, Ms. Wininger has also participated in establishing corporate vision, strategy and goals as a member of senior management, and been instrumental in realizing those goals in various ways including the integration of numerous acquired businesses and related capital raising activities. Ms. Wininger holds a Bachelor of Science degree in Management from Tulane University.
“On behalf of ION and our Board of Directors, I am pleased to welcome Ms. Wininger to the Board,” said Jay Lapeyre, Chairman of the Board.  “Ms. Wininger brings a wealth of industry knowledge, financial acumen and management experience to the team.  She joins ION at a pivotal moment and we look forward to her contribution to ION as we embrace digitalization and harness data to empower smarter decision-making.”
About ION
ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.
Contacts
ION (Investor relations)
Executive Vice President and Chief Financial Officer
Steve Bate, +1 281.552.3011
steve.bate@iongeo.com
ION (Media relations)
Vice President, Communications
Rachel White, +1 281.781.1168
rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; and political, execution, regulatory, and currency risks. These risks and uncertainties also include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the outcome of this litigation or the related proceedings. For additional information regarding these various risks and uncertainties, including the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2018, filed on February 8, 2019. Additional risk factors, which could affect actual results, are disclosed by the Company in its fillings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.